Exhibit 10.2

LENNAR CORPORATION

2019 RESTRICTED STOCK AGREEMENT

This is to certify that Lennar Corporation (“Lennar”) has granted _______ (the “Grantee”) ________ shares of Class A common stock, which are subject to the performance-based vesting criteria set forth below (the “Performance Shares”), and ______ shares of Class A common stock, which are subject to the time-based vesting criteria set forth below (the “Restricted Shares”, and together with the Performance Shares, the “Shares”). The Shares are being issued under the Lennar Corporation 2016 Equity Incentive Plan (the “Plan”). All capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Plan.

Performance Shares

The number of Performance Shares that the Grantee actually earns for the Performance Period will be determined based on the level of achievement of the performance goals set forth in the table below (the “Performance Goals”), with [Target Number] Performance Shares to be earned if target performance levels are achieved. For purposes of this Agreement, the term “Performance Period” shall be the period commencing on December 1, 2018 and ending on November 30, 2021. All determinations of whether the Performance Goals have been achieved, the number of Performance Shares earned by the Grantee, and all other matters related to the Performance Shares shall be made by the Committee in its sole discretion. The Performance Shares are subject to forfeiture until they vest. Except as otherwise provided herein, the Performance Shares will vest and become non-forfeitable, if at all, on the date the Committee certifies the achievement of the Performance Goals (the “Vesting Date”). Performance Shares that have not vested by the Vesting Date shall be forfeited. Promptly following completion of the Performance Period (and no later than ninety (90) days following the end of the Performance Period), the Committee will review and certify in writing (a) whether, and to what extent, the Performance Goals for the Performance Period have been achieved, and (b) the number of Performance Shares that the Grantee shall earn, if any.

Payout	Relative Gross Profit Percentage*	Relative Return on Tangible Capital*	Relative Total Shareholder Return*	Debt/EBITDA Multiple
0%	< 25th Percentile	< 25th Percentile	< 25th Percentile	> 4.20
50% (threshold)	25th Percentile	25th Percentile	25th Percentile	4.20
100% (target)	50th Percentile	50th Percentile	50th Percentile	2.60
200% (maximum)	75th Percentile	75th Percentile	75th Percentile	≤ 2.30

*

Relative Gross Profit Percentage, Relative Return on Tangible Capital, and Relative Total Shareholder Return are determined using Lennar’s Peer Group consisting of Beazer Homes USA, Inc., D.R. Horton, Inc., Hovnanian Enterprises, Inc., KB Home, M.D.C. Holdings, Inc., Meritage Homes Corporation, NVR, Inc., PulteGroup, Inc., Taylor Morrison Home Corporation, Toll Brothers, Inc., and TRI Pointe Group, Inc. In the event a company within the Peer Group is acquired by a company outside the Peer Group, the company would be removed from the Peer Group. In the event a company files for bankruptcy during the performance period, the company’s gross profit percentage, return on tangible capital, and total shareholder return would be reduced to -100% (i.e., assumed as worst performer within the Peer Group on the respective metrics).

Payouts for performance between threshold and target payout levels and between target and maximum payout levels will be calculated by linear interpolation. The number of Performance Shares earned is determined independently for each component (e.g., maximum achievement for the relative gross profit percentage component, target achievement for the relative return on tangible capital component, target achievement for the relative total shareholder return, and below-threshold achievement for debt/EBITDA multiple component results in 100% payout).

In the event the Grantee has a Termination of Service on account of death or Disability prior to the Vesting Date, the Grantee will vest immediately on such date in the target number of Performance Shares.

In the event the Grantee has a Termination of Service on account of Retirement prior to the Vesting Date, the Grantee will vest in the number of shares that the Grantee would have earned if the Grantee had remained employed for the entire Performance Period. The actual payout will not occur until after the end of the Performance Period, at which time Lennar’s performance during the Performance Period will be used to determine the number of shares that the Grantee would have earned if the Grantee had remained employed for the entire Performance Period. The payout to the Grantee who has a Termination of Service on account of Retirement will be made at approximately the same time as payouts are made to other Grantees with similar awards who are still employed by Lennar.

If within twenty-four months after a Change in Control, an event set forth in Section 13 of the Plan occurs, the Grantee will vest immediately on such date in the target number of Performance Shares.

Restricted Shares

The Restricted Shares subject to this Agreement shall be non-vested and subject to forfeiture as of the date of this Agreement. The Restricted Shares will vest as follows:

Vesting Date	% of Total Award Vesting	Restricted Shares
February 14, 2020	1/3
February 14, 2021	1/3
February 14, 2022	1/3
Total	100%

The Restricted Shares may be forfeited prior to vesting upon specified conditions as set forth in the Plan.

General

Lennar, or a subsidiary of Lennar, is required to collect from the Grantee and to pay withholding tax upon the vesting of any Shares. The Grantee may either pay the withholding tax by cash or through the use of shares becoming vested. The Grantee will receive additional information regarding the payment of the tax at the time any Shares are scheduled to vest. If no election is made by the Grantee, the default election is to use shares for satisfying the tax liability. Unless otherwise determined by the Committee, the Shares may not be assigned or transferred while they remain subject to possible forfeiture.

The Plan contains additional provisions which will affect the Shares. The Shares are subject in all respects to the Plan’s terms and conditions as they may be amended from time to time in accordance with the Plan, which terms and conditions are incorporated herein by reference and made a part hereof and shall control in the event of any conflict with any other terms of this Agreement. A copy of the Plan is enclosed in this package in the “Award Information” section.

Dated:	LENNAR CORPORATION

Steven L. Gerard
Chairman, Compensation Committee Lennar Corporation